Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JULY 11, 2006

AMONG

DB STRUCTURED PRODUCTS, INC.,

TITAN HOLDINGS CORP.

TITAN ACQUISITION CORP.

AND

MORTGAGEIT HOLDINGS, INC.

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TABLE OF CONTENTS

(Continued)

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	45

7.01	Conditions to Each Party’s Obligation to Effect the Merger	45
7.02	Conditions to Obligation of MortgageIT	45
7.03	Conditions to Obligation of Acquiror	46
7.04	Frustration of Closing Conditions	46

ARTICLE VIII	TERMINATION	47

8.01	Termination	47
8.02	Effect of Termination and Abandonment	48

ARTICLE IX	MISCELLANEOUS	50

9.01	Survival	50
9.02	Waiver; Amendment	50
9.03	Counterparts	50
9.04	Governing Law	50
9.05	Expenses	50
9.06	Notices	50
9.07	Entire Understanding; No Third Party Beneficiaries	52
9.08	Severability	52
9.09	Enforcement of the Agreement	52
9.10	Interpretation	52
9.11	Assignment	53
9.12	Alternative Structure	53

ANNEX A	Form of Agreement and Plan of Merger and Liquidation	A-1

ANNEX B	Form of Shareholder Agreement	B-1

ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 11, 2006 (this “Agreement”), among DB Structured Products, Inc. (“Acquiror”), Titan Holdings Corp. (“Holdco”), Titan Acquisition Corp. (“Merger Subsidiary”) and MortgageIT Holdings, Inc. (“MortgageIT”).

RECITALS

A. MortgageIT. MortgageIT is a Maryland corporation which has elected to be treated for United States federal (and applicable state and local) income tax purposes as a real estate investment trust, having its principal place of business in New York, New York.

B. Acquiror. Acquiror is a Delaware corporation.

C. Holdco. Holdco is a Maryland corporation and a wholly-owned subsidiary of Acquiror.

D. Merger Subsidiary. Merger Subsidiary is a Maryland corporation and a wholly-owned subsidiary of Holdco.

E. Board Action. The respective Boards of Directors of each of Acquiror, Holdco, Merger Subsidiary and MortgageIT have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein.

F. Shareholder Agreements. As a material inducement to Acquiror to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the “Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of MortgageIT Common Stock (as defined herein) in favor of this Agreement and the Agreement and Plan of Merger and Liquidation (each as defined herein).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Benefit Plans” has the meaning set forth in Section 6.09(a).

“Acquiror Severance Policy” means Deutsche Bank Americas Severance Pay Plan.

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving MortgageIT or any Subsidiary of MortgageIT whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of MortgageIT; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of MortgageIT and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of MortgageIT) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of MortgageIT and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of MortgageIT or any Subsidiary of MortgageIT whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of MortgageIT, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only MortgageIT and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

“Agency” means FHA, VA, FNMA, GNMA, FHLMC, HUD or a state banking department, state attorney general or other state agency, as applicable.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02, together with the Agreement and Plan of Merger and Liquidation.

“Agreement and Plan of Merger and Liquidation” means the Agreement and Plan of Merger and Liquidation between MortgageIT and Holdco, the form of which is attached hereto as Annex A, as amended or modified from time to time in accordance with its provisions.

“Applicable Permits” has the meaning set forth in Section 5.03(j)(ii).

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of MortgageIT Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.05(c).

“Continuing Employees” has the meaning set forth in Section 6.09(a).

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument having the characteristics of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“FHA” means Federal Housing Administration or any successor thereto.

“FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means the Federal National Mortgage Association or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States of America.

“GNMA” means the Government National Mortgage Association or any successor thereto.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or Agency.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Holdco” has the meaning set forth in the preamble to this Agreement.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

“Insurance Amount” has the meaning set forth in Section 6.08(c).

“Insurance Policies” has the meaning set forth in Section 5.03(v).

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Loan, including, without limitation, any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Loan or related mortgaged property.

“Intellectual Property” means all intellectual property owned or used by MortgageIT and its Subsidiaries, including patents (including any continuations, divisionals, continuations-in-part, renewals and reissues), trademarks, trade names, service marks, domain names and other indicators of source or origin, database rights, copyrights, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and all other intellectual property or proprietary rights, together with all goodwill symbolized by any of the foregoing, registrations and applications for the foregoing, and rights to sue for past infringement thereof.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Investor” means FHLMC, FNMA, GNMA or any other Person who owns or holds Loans, or servicing rights related thereto, sold by MortgageIT or any Subsidiary.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Liquidation” has the meaning set forth in Section 2.01(a).

“Loans” means any loan, loan agreement, note, borrowing arrangement or extension of credit, including, without limitation, letters of credit, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Material Adverse Effect” means any effect that, (i) with respect to MortgageIT, is material and adverse to the financial position, results of operations or business of MortgageIT and its Subsidiaries taken as a whole or (ii) with respect to MortgageIT on the one hand and Acquiror on the other hand, would materially impair the ability of either MortgageIT or Acquiror, respectively, to perform its obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP, (c) changes in general economic or capital market conditions affecting mortgage companies and REITs generally, (d) changes or events affecting the mortgage industry generally, (e) with respect to MortgageIT, reasonable expenses incurred in connection with the Transaction or any modifications or changes to valuation policies and practices, or restructuring charges taken, to the extent expressly permitted by this Agreement, in each case, in accordance with GAAP, (f) the payment of any amounts due, or the provision of any benefits to, any officer or employee of MortgageIT or its Subsidiaries under employment, change-in-control or severance agreements or any payments made pursuant to Section 3.05(a) to holders of MortgageIT Options, in each case that have been Previously Disclosed, (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (h) with respect to MortgageIT, the effects of any action or omission taken with the prior written consent of Acquiror or as otherwise expressly permitted by this Agreement, except, in the case of any event described in clauses (a), (c), (d) and (g) above, to the extent such event disproportionately affects MortgageIT and its Subsidiaries taken as a whole relative to that of MortgageIT’s competitors. The parties agree that to the extent that the Net Worth required to be set forth in any certificate delivered to Acquiror pursuant to Section 6.14 is less than $296.8 million, such circumstance shall, in and of itself, constitute a Material Adverse Effect with respect to MortgageIT.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Merger Subsidiary Common Stock” means the common stock, $0.001 par value per share, of Merger Subsidiary.

“MGCL” means the General Corporation Law of the State of Maryland.

“MortgageIT” has the meaning set forth in the preamble to this Agreement.

“MortgageIT Articles” means the Articles of Amendment and Restatement of MortgageIT as in effect on the date hereof.

“MortgageIT Board” means the Board of Directors of MortgageIT.

“MortgageIT Bylaws” means the Amended and Restated Bylaws of MortgageIT as in effect on the date hereof.

“MortgageIT Common Stock” means the common stock, $0.01 par value per share, of MortgageIT.

“MortgageIT Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes MortgageIT and its Subsidiaries or any predecessor of or any successor to MortgageIT (or to another such predecessor or successor).

“MortgageIT Loan Property” has the meaning set forth in Section 5.03(o)(i).

“MortgageIT Meeting” has the meaning set forth in Section 6.02.

“MortgageIT Options” means the options to acquire MortgageIT Common Stock issued under the MortgageIT Stock Option Plans.

“MortgageIT Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“MortgageIT Stock Option Plans” means the MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan and the MortgageIT Holdings, Inc. Amended Long-Term Incentive Plan.

“Mortgage Loan Tapes” has the meaning set forth in Section 5.03(r)(iv).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Net Worth” means, as of the close of business on any determination date, an amount equal to (x) the total consolidated assets of MortgageIT, less (y) the sum of (i) the total consolidated liabilities of MortgageIT and (ii) accumulated other comprehensive income of MortgageIT, in each case, in accordance with GAAP without taking into account any change in MortgageIT’s accounting principles, practices or methods after the date of this Agreement, provided, however, that notwithstanding the foregoing, Net Worth shall exclude (A) reasonable expenses incurred in connection with the Transaction, (B) any modifications or changes to valuation policies and practices, or restructuring charges taken, to the extent expressly permitted by this Agreement and (C) the payment of any amounts due, or the provision of any benefits to, any officer or employee of MortgageIT or its Subsidiaries under employment, change-in-control or severance agreements or any payments made pursuant to Section 3.05(a) to holders of MortgageIT Options, in each case that have been Previously Disclosed. For example, as of March 31, 2006, “Net Worth” would be calculated as follows (x) $8,447,250,000 less (y) the sum of (i) $8,088,750,000 and (ii) $28,732,000.

“New Benefit Plans” has the meaning set forth in Section 6.09(a).

“OREO” means other real estate owned.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“REIT” means real estate investment trust.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of MortgageIT.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall or other profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, social security, workers’ compensation, unemployment or other taxes, charges or assessments of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Attributes” has the meaning set forth in Section 5.03(p)(xiii).

“Tax Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Tax Returns” means any return, declaration or other report (including elections, declarations of estimated taxes, schedules, estimates and information returns) required to be filed with any Taxing Authority with respect to any Taxes, including any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Termination Fee” has the meaning set forth in Section 8.02(c).

“Transaction” means the Merger, the Liquidation and any other transaction contemplated by this Agreement.

“VA” means the United States Department of Veteran Affairs and any successor thereto.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall merge with and into MortgageIT (the “Merger”), the separate corporate existence of Merger Subsidiary shall cease and MortgageIT shall survive and continue to exist as a Maryland corporation and as a wholly owned subsidiary of Holdco (MortgageIT, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Immediately following the Merger, the Surviving Corporation will be merged with and liquidated into Holdco (the “Liquidation”) in accordance with this Agreement and the Agreement and Plan of Merger and Liquidation.

(b) Name. The name of the Surviving Corporation shall be “MortgageIT Holdings, Inc.”

(c) Charter and Bylaws. The charter and bylaws of the Surviving Corporation immediately after the Merger shall be amended in connection with the Merger to be identical to the charter and the bylaws of Merger Subsidiary as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Subsidiary immediately prior to the Merger. The parties hereto shall take all actions necessary so that the executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Merger Subsidiary immediately prior to the Merger.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the charter of Merger Subsidiary as in effect immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Merger Subsidiary, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause Articles of Merger to be filed with the Maryland Department of Assessments and Taxation pursuant to the MGCL on (i) a date mutually agreeable to Acquiror and MortgageIT after such satisfaction or waiver which is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at 4 Times Square, New York, New York, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Acquiror and MortgageIT the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of MortgageIT Common Stock:

(a) Each share of MortgageIT Common Stock that is owned by MortgageIT shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Except as set forth in Sections 3.01(a) and 3.01(c), each share of MortgageIT Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $14.75, without interest (the “Merger Consideration”).

(c) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time and each share of MortgageIT Common Stock that is owned by the Acquiror or by any Subsidiary of Acquiror (other than shares held in a fiduciary capacity that are beneficially owned by third parties or pursuant to investment management activities in the ordinary course of business), shall be converted into and become one share of common stock of the Surviving Corporation.

3.02 Exchange Procedures.

(a) Acquiror shall designate an exchange agent to act as agent (the “Exchange Agent”) for purposes of conducting the exchange procedure described in this Section 3.02. At the Effective Time, for the benefit of the holders of Certificates, Acquiror shall deliver to the Exchange Agent the aggregate Merger Consideration payable pursuant to this Article III in exchange for Certificates.

(b) Promptly following the Effective Time, but in no event more than three Business Days thereafter, Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as Acquiror and MortgageIT may determine; and (ii) instructions for use in effecting the surrender of Certificates in exchange for the aggregate Merger Consideration to which such holder is entitled pursuant to Section 3.01 hereof. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the aggregate Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to Section 3.01 hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of MortgageIT Common Stock not registered in the transfer records of MortgageIT, a check for the aggregate Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01 hereof may be issued to the holder if the Certificate representing such MortgageIT Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the reasonable discretion of Acquiror and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

(c) The Exchange Agent and Acquiror, as the case may be, shall not be obligated to deliver the aggregate Merger Consideration to which a holder of MortgageIT Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of MortgageIT Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Acquiror.

(d) Any portion of the cash delivered to the Exchange Agent by Acquiror pursuant to Section 3.02(a) that remains unclaimed by the stockholders of MortgageIT for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Acquiror. Any stockholders of MortgageIT who have not theretofore complied with Section 3.02(b) shall thereafter look only to Acquiror for the Merger Consideration deliverable in respect of each share of MortgageIT Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of MortgageIT Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of MortgageIT to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of MortgageIT Common Stock shall cease to be, and shall have no rights as, stockholders of MortgageIT other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of MortgageIT or the Surviving Corporation of shares of MortgageIT Common Stock which were outstanding immediately prior to the Effective Time.

3.04 Withholding Rights. Acquiror (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of MortgageIT Common Stock such amounts (including Taxes) as Acquiror is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of MortgageIT Common Stock in respect of which such deduction and withholding was made by Acquiror.

3.05 MortgageIT Options and Restricted Stock.

(a) Prior to and effective as of the Effective Time, MortgageIT shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.05(a), the MortgageIT Stock Option Plans and shall have provided written notice to each holder of a then-outstanding MortgageIT Option (whether or not such MortgageIT Option is then vested or exercisable), that such MortgageIT Option shall be, as of the date of such notice, exercisable in full, that such MortgageIT Option shall terminate at the Effective Time and that, if such MortgageIT Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of such MortgageIT

Option a cash payment from MortgageIT at the Closing in an amount equal to the excess of the Merger Consideration over the per share exercise price of such MortgageIT Option, multiplied by the number of shares of MortgageIT Common Stock covered by such MortgageIT Option, subject to any required withholding of Taxes. MortgageIT shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding MortgageIT Option with regard to the cancellation of such MortgageIT Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the MortgageIT Stock Option Plans and all MortgageIT Options issued thereunder shall terminate at the Effective Time.

(b) As of the Effective Time, each share of restricted MortgageIT Common Stock which was issued pursuant to the MortgageIT Stock Option Plans or otherwise and which has been Previously Disclosed, whether in book-entry or certificated form, shall become fully vested and shall be converted into, and shall be canceled in exchange for, the right to receive the Merger Consideration.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of MortgageIT. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Acquiror, not to be unreasonably withheld, MortgageIT will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, maintain its regulatory authorizations, permits and licenses, keep available the present services of its employees and preserve for itself and Acquiror the goodwill of the customers of MortgageIT and its Subsidiaries.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of MortgageIT’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of MortgageIT capital stock, other than (A) regular quarterly cash dividends on MortgageIT Common Stock in an amount equal to MortgageIT’s estimated “real estate investment trust taxable income” (as such term is used in Section 857(a) of the Code) for the quarter and for any prior quarters (to the extent not previously distributed or dividended to holders of MortgageIT Common Stock), as determined jointly by MortgageIT and Acquiror; provided that, regular quarterly cash dividends shall not exceed $0.30 per share per quarter without Acquiror’s prior written consent; (B) a dividend required to be paid to holders of MortgageIT Common Stock pursuant to Section 6.12 hereof; (C) dividends paid by any of the Subsidiaries of MortgageIT so long as such dividends are only paid to MortgageIT or any of its other wholly-owned Subsidiaries; and (D) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in accordance with the terms of such securities; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of MortgageIT or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of MortgageIT’s Disclosure Schedule; or (iv) severance payments and benefits pursuant to the MortgageIT severance policy which has been Previously Disclosed, which severance payments and benefits will be determined in such amounts (up to the limits set forth in such policy) by MortgageIT’s Chief Executive Officer and disclosed in writing to Acquiror.

(e) Hiring. Hire any person as an employee of MortgageIT or any of its Subsidiaries, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of MortgageIT’s Disclosure Schedule and (ii) persons hired after the date hereof and whose employment is terminable at the will of MortgageIT or a Subsidiary of MortgageIT, and whose guaranteed or anticipated annual compensation is $100,000 or less.

(f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof or to be consistent with past practices and set forth on Schedule 4.01(f) of MortgageIT’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of MortgageIT or its Subsidiaries or, except as otherwise provided for in the Agreement, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber, license or otherwise dispose of or discontinue any of its assets, business or properties (including Intellectual Property) except in the ordinary course of business consistent with past practice.

(h) Acquisitions. Except with respect to the purchase of Loans and/or securities in the ordinary course of business consistent with past practice, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of MortgageIT’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice.

(j) Governing Documents. Amend the MortgageIT Articles or the MortgageIT Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of MortgageIT.

(k) Accounting Methods. Change its accounting principles, practices or methods, other than as may be required by changes in laws, regulations or GAAP (in which case MortgageIT shall so notify the Acquiror).

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts or take, or fail to take, any actions that would have a reasonable likelihood of causing a material default or event of default under any Material Contract.

(m) Claims. Except as Previously Disclosed, pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any action to settle or compromise any litigation, in each case, material to MortgageIT and its Subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated balance sheet of MortgageIT as of March 31, 2006 included in MortgageIT’s Securities Documents.

(n) Mortgage Operations. Except as Previously Disclosed, enter into any new line of business; change its lending, investment, underwriting, risk and asset liability management or other material mortgage and operating policies in any material respect, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or make any contract with respect to branching or site location or branching or site relocation.

(o) Indebtedness. Except as Previously Disclosed, incur any indebtedness for borrowed money or issue any debt, trust preferred or other similar securities, except in the ordinary course of business consistent with past practice to the extent such indebtedness may be repaid at any time after Closing without payment of any penalties, premiums or early termination fees, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment, except in the ordinary course of business consistent with past practice.

(q) Investments in Real Estate. Make any investment or commitment to invest in real estate (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice).

(r) Securitizations. Except as Previously Disclosed, enter into any securitizations of any Loans or create any special purpose funding or variable interest entity.

(s) Tax Methods. Except as required by changes in laws, regulations or GAAP (in which case MortgageIT shall so notify the Acquiror), make, change or revoke any Tax election or settle or compromise any liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment.

(t) Adverse Actions. Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Agreement and Plan of Merger and Liquidation, except, in each case, as may be required by applicable law or regulation.

(u) Insurance. Fail to maintain in full force and effect all material insurance policies in effect as of the date hereof.

(v) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Acquiror. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of MortgageIT, not to be unreasonably withheld, Acquiror will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Agreement and Plan of Merger and Liquidation, except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, Acquiror has delivered to MortgageIT a schedule and MortgageIT has delivered to Acquiror a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, 5.04 or 5.05 or to one or more of its covenants contained in Article IV; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 [Intentionally Omitted].

5.03 Representations and Warranties of MortgageIT. Subject to Section 5.01, MortgageIT hereby represents and warrants to Acquiror as follows:

(a) Organization, Standing and Authority. MortgageIT is duly organized, validly existing and in good standing as a corporation under the laws of the State of Maryland. MortgageIT is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing has not had or is not reasonably likely to have a Material Adverse Effect with respect to MortgageIT. MortgageIT has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) MortgageIT Capital Stock. The authorized capital stock of MortgageIT consists solely of 125,000,000 shares of MortgageIT Common Stock, of which 29,097,057 shares are issued and outstanding as of the date hereof, and 50,000,000 shares of MortgageIT Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, 90,400 shares of MortgageIT Common Stock were held in treasury by MortgageIT or otherwise directly or indirectly owned by MortgageIT. The outstanding shares of MortgageIT Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of MortgageIT Common Stock have been issued in violation of the preemptive rights of any Person. Section 4.01(b) of MortgageIT’s Disclosure Schedule sets forth for each MortgageIT Option, the name of the grantee, the date of the grant, the number of shares of MortgageIT Common Stock subject to each option, the number of shares of MortgageIT Common Stock subject to options that are currently exercisable, the exercise price per share and the status of the option grant as qualified or non-qualified under Section 422 of the Code. Except as set forth in the preceding sentence, there are no shares of MortgageIT Common Stock reserved for issuance, MortgageIT does not have any Rights issued or outstanding with respect to MortgageIT Common Stock and MortgageIT does not have any commitment to authorize, issue or sell any MortgageIT Common Stock or Rights.

(c) Subsidiaries.

(i)(A) MortgageIT has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth on Schedule 5.03(c) of MortgageIT’s Disclosure Schedule, MortgageIT owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to MortgageIT) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to MortgageIT or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to MortgageIT’s rights to vote or to dispose of such securities and (F) all the Equity Securities of MortgageIT’s Subsidiaries held by MortgageIT or its Subsidiaries are fully paid and nonassessable and are owned by MortgageIT or its Subsidiaries free and clear of any Liens.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and ownership interests in MortgageIT’s Subsidiaries, MortgageIT does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of MortgageIT’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing has not had or is not reasonably likely to have a Material Adverse Effect with respect to MortgageIT.

(d) Corporate Power. Each of MortgageIT and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. MortgageIT has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Agreement and Plan of Merger and Liquidation, and to consummate the Transaction, subject to the approval of this Agreement by the holders of the outstanding shares of MortgageIT Common Stock.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding shares of MortgageIT Common Stock, this Agreement, the Agreement and Plan of Merger and Liquidation and the Transaction have been duly authorized by all necessary corporate action of MortgageIT and the MortgageIT Board on or prior to the date hereof. MortgageIT has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Acquiror, Holdco and Merger Subsidiary, as applicable, this Agreement is a valid and legally binding obligation of MortgageIT, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by MortgageIT or any of its Subsidiaries in connection with the execution, delivery or performance by MortgageIT of this Agreement, the Agreement and Plan of Merger and Liquidation, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of change of control applications or notices with, and approvals or waivers by, Governmental Authorities, as required, (B) the filings required under the Exchange Act, (C) the filing of Articles of Merger with the Maryland Department of Assessments and Taxation with respect to the Merger and the merger contemplated by the Agreement and Plan of Merger and Liquidation, and (D) the approval of this Agreement by the holders of the outstanding shares of MortgageIT Common Stock. As of the date hereof, MortgageIT is not aware of any reason why the approvals or waivers set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(ii) Except as Previously Disclosed, subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 5.03(f)(i) and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Agreement and Plan of Merger and Liquidation by MortgageIT and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination or loss of a material benefit under, (i) any law, rule or regulation or any judgment, decree, order, memorandum of understanding, commitment letter, extraordinary supervisory letter, governmental permit or license, or (ii) agreement, indenture or instrument of MortgageIT or any of its Subsidiaries or to which MortgageIT or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the MortgageIT Articles, the MortgageIT Bylaws or similar governing documents of MortgageIT’s Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, memorandum of understanding, commitment letter, extraordinary supervisory letter, governmental permit or license, agreement, indenture or instrument, other than, in the case of clause (A)(ii), any such breach, violation, default, Lien, remedy or right that has not or would not be reasonably likely to have a Material Adverse Effect with respect to MortgageIT.

(g) Financial Statements and Securities Documents; Undisclosed Liabilities.

(i) MortgageIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 with the SEC (collectively, MortgageIT’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) except for MortgageIT’s Securities Documents which were subsequently restated prior to the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of MortgageIT and its Subsidiaries as of its date, and each of the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity, comprehensive income (loss) and changes in cash flows, as the case may be, of MortgageIT and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since March 31, 2006, neither MortgageIT nor any of its Subsidiaries has incurred any material liability other than in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iii) Since March 31, 2006, (A) MortgageIT and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.01 hereof between March 31, 2006 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to MortgageIT.

(iv) Except as Previously Disclosed, no agreement pursuant to which any loans or other assets have been or shall be sold (or otherwise pledged or transferred) by MortgageIT or its Subsidiaries entitles the buyer, pledgee or transferee of such loans or other assets, unless there is material breach of a representation or covenant by MortgageIT or its Subsidiaries, to cause MortgageIT or its Subsidiaries to repurchase such loan or other asset or the buyer, pledgee or transferee to pursue any other form of recourse against MortgageIT or its Subsidiaries.

(v) MortgageIT maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning MortgageIT and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of MortgageIT’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of MortgageIT have disclosed to MortgageIT’s auditors and the audit committee of the Board of Directors of MortgageIT (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect MortgageIT’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in MortgageIT’s internal control over financial reporting. The Chief Executive Officer and the Chief Financial Officer of MortgageIT have signed, and MortgageIT has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither MortgageIT nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. Except as Previously Disclosed, no litigation, investigation, claim or other proceeding before any arbitrator, court or Governmental Authority is pending against MortgageIT or any of its Subsidiaries and, to MortgageIT’s knowledge, no such litigation, investigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, investigation, claim or other proceeding before any arbitrator, court or Governmental Authority. Except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries is a party to any order, judgment or decree, nor has any order, judgment or decree been outstanding against MortgageIT or any of its Subsidiaries since December 31, 2004, which, in either case, has or could reasonably be expected to be material to MortgageIT and its Subsidiaries, taken as a whole.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, MortgageIT and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports required to be filed by any law, regulation or order of any federal or state governmental agency charged with the supervision or regulation of mortgage companies generally or MortgageIT and/or its Subsidiaries in particular (collectively, the “MortgageIT Regulatory Authorities”). Neither MortgageIT nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (A) any approvals, licenses or “doing business” authorizations of the MortgageIT Regulatory Authorities, (B) any FHA insurance or commitment of the FHA to insure, (C) any VA guarantee or commitment of the VA to guarantee, (D) any private mortgage insurance or commitment of any private mortgage Insurer to insure, (E) any title insurance policy, (F) any hazard insurance policy, (G) any flood insurance policy, (H) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by the MortgageIT Regulatory Authorities or private mortgage Insurers, or any surety or guaranty agreement. Except as Previously Disclosed, since December 31, 2003, no Agency, Investor or private mortgage Insurer has (A) claimed that MortgageIT or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to the Loans sold by MortgageIT or any Subsidiary to an Investor or Agency, or (B) imposed restrictions on the activities (including commitment authority) of MortgageIT or any Subsidiary.

(ii) Except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding, supervisory agreement, cease and desist order or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any MortgageIT Regulatory Authorities.

(iii) Except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any MortgageIT Regulatory Authority that such MortgageIT Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory agreement, cease and desist order, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Except as Previously Disclosed, each of MortgageIT and its Subsidiaries:

(i) is, and at all times since the later of December 31, 2003 or the date such entity was formed has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or Applicable Permits (as defined below) applicable thereto or to the employees conducting such businesses;

(ii) has, and at all times since the later of December 31, 2003 or the date such entity was formed has had, all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted (“Applicable Permits”); all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to MortgageIT’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received since December 31, 2003, no notification or communication from any Governmental Authority (A) asserting that MortgageIT or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances, including licensing requirements, which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to MortgageIT’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to MortgageIT’s Securities Documents or as Previously Disclosed, neither MortgageIT nor any of its

Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of MortgageIT or any of its Subsidiaries to indemnification from MortgageIT or any of its Subsidiaries, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (D) relating to the indebtedness by MortgageIT or its Subsidiaries for borrowed money or any guaranty of indebtedness for borrowed money in excess of $10 million, (E) that by its terms limits the payment of dividends or other distributions by MortgageIT, (F) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or material assets, (G) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of MortgageIT or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (H) with respect to any material agreement relating to any Intellectual Property, (I) with respect to material leasehold interests in real property, (J) which materially restricts the conduct of any business by MortgageIT or by any of its Subsidiaries or (K) with respect to any material joint venture, partnership agreement or similar agreement (collectively, “Material Contracts”). MortgageIT has Previously Disclosed and made available to Acquiror true and correct copies of each such Material Contract. Each Material Contract is a valid and binding obligation of MortgageIT or one its Subsidiaries, as applicable, and, to MortgageIT’s knowledge, of each other party thereto, and is enforceable against MortgageIT or one of its Subsidiaries, as applicable, in accordance with its terms.

(ii) Except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries, and to MortgageIT’s knowledge, no counterparty thereto, is in material default under any contract, agreement, license, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by MortgageIT or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction other than the Previously Disclosed fees to be paid to Lehman Brothers Inc.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of MortgageIT and its Subsidiaries (the “Employees”) and current or former directors of MortgageIT and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter or opinion letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Acquiror.

(ii) Except as Previously Disclosed, each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS. There is no material pending or, to MortgageIT’s knowledge, threatened litigation relating to the Benefit Plans. To MortgageIT’s knowledge, neither MortgageIT nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject MortgageIT or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. To MortgageIT’s knowledge, there are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by MortgageIT or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with MortgageIT under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither MortgageIT nor any of its Subsidiaries has incurred, and neither MortgageIT nor any of its Subsidiaries expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the consolidated financial statements of MortgageIT included in MortgageIT’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has received or is subject to an outstanding funding waiver. Neither MortgageIT nor any of its Subsidiaries has provided, and is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither MortgageIT nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. To MortgageIT’s knowledge, no event or condition exists with respect to a Benefit Plan that could subject MortgageIT to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as Previously Disclosed, (A) entitle any employees of MortgageIT or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) MortgageIT has Previously Disclosed as of the latest practicable date prior to the date of this Agreement an accurate list of the names, titles, base salaries and the amount of the prior year’s bonus of each person who is an employee of MortgageIT or any of its Subsidiaries as of such date.

(n) Labor Matters. Neither MortgageIT nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MortgageIT or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel MortgageIT or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to MortgageIT’s knowledge, threatened, nor is MortgageIT or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. With respect to this Transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Except as Previously Disclosed, within the past three years, MortgageIT has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and no such action will be implemented without advance notification to Acquiror.

(o) Environmental Matters.

(i) MortgageIT and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws; (ii) to MortgageIT’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by MortgageIT or any of its Subsidiaries, or any property in which MortgageIT or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“MortgageIT Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to MortgageIT; (iii) neither MortgageIT nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any MortgageIT Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to MortgageIT; (iv) neither MortgageIT nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither MortgageIT nor any of its Subsidiaries nor, to MortgageIT’s knowledge, any Person whose liability MortgageIT or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law; (vi) neither MortgageIT nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to MortgageIT’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving MortgageIT or any of its Subsidiaries, any currently or formerly owned or operated property, any MortgageIT Loan Property, or, to MortgageIT’s knowledge, any Person whose liability MortgageIT or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against MortgageIT or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any MortgageIT Loan Property; and (viii) MortgageIT has Previously Disclosed and made available to Acquiror copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to MortgageIT, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, as well as any common law standards relating to environmental protection, human health or safety; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to MortgageIT, the MortgageIT Group and any of MortgageIT’s Subsidiaries (including any predecessors thereof), have been or will be duly and timely filed with the appropriate Tax Authority on or before the Effective Date, (B) all such Tax Returns are or will be true, accurate and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be duly and timely paid in full and all other Taxes that are required to be paid by MortgageIT and any of its Subsidiaries before the Effective Date have or will be duly and timely paid in full, (D) except as Previously Disclosed, the Tax Returns referred to in clause (A) have been examined by the applicable Tax Authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any Tax Authority have been duly and timely paid in full, (F) no issues that have been raised by the relevant Tax Authority in connection with the examination of any Tax Returns are currently pending, (G) adequate provision has been made in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due, (H) MortgageIT, the MortgageIT Group and any of MortgageIT’s Subsidiaries complied with all applicable laws relating to the payment and withholding of Taxes and (I) except as Previously Disclosed, none of MortgageIT or any its Subsidiaries has waived any statutes of limitation with respect to any Taxes of MortgageIT or any of its Subsidiaries, other than waivers that have expired without extension. Except as Previously Disclosed, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against MortgageIT or any of its Subsidiaries, and no power of attorney granted by either MortgageIT or any of its Subsidiaries with respect to any Taxes is currently in force.

(ii) MortgageIT has made available to Acquiror true, correct and complete copies of the United States federal and state income Tax Returns filed by MortgageIT and any of its Subsidiaries for each of the three most recent taxable years for which such returns have been filed.

(iii) Neither MortgageIT nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by MortgageIT’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in MortgageIT’s Securities Documents filed on or prior to the date hereof.

(iv) There are no Liens for Taxes upon any property or assets of MortgageIT or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in MortgageIT’s Securities Documents filed on or prior to the date of this Agreement.

(v) Except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or other similar agreement; neither MortgageIT nor any of its Subsidiaries is or has been a member of an affiliated group (or similar state, local, or foreign filing group) filing consolidated or combined Tax Returns (other than a group the common parent of which is MortgageIT; and neither MortgageIT nor any of its Subsidiaries is liable for the Taxes of any Person (other than a member of the MortgageIT Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vi) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to MortgageIT or any of its Subsidiaries and no such agreement or ruling has been applied for and is currently pending.

(vii) Except as Previously Disclosed, neither MortgageIT nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(viii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction. All Taxes that MortgageIT or any of its Subsidiaries is or was required by law to withhold or collect (including sales tax and amounts required to be withheld or collected in connection with any amount paid to any employee, independent contractor, creditor, stockholder or any other third party) have been duly withheld or collected and, have been duly and timely paid in full to the proper Tax Authority.

(ix) There are no audits, examinations, deficiency, refund litigation, investigations, judicial or administrative proceedings or claims or matters in controversy pending or, to MortgageIT’s knowledge, threatened with respect to any Taxes of MortgageIT or any of its Subsidiaries, and there are no matters under discussion with any Tax Authority with respect to any Taxes. Neither MortgageIT nor any of its Subsidiaries has received written notice of any claim made by a Tax or other Governmental Authority in a jurisdiction where MortgageIT or any of its Subsidiaries, as applicable, does not file a Tax Return, that MortgageIT or such Subsidiary is or may be subject to taxation by that jurisdiction. No officer or employee of MortgageIT or any of its Subsidiaries, as the case may be, responsible for Tax matters of MortgageIT or such Subsidiary, reasonably expects any Tax Authority to assess any additional Taxes with respect to MortgageIT or any of its Subsidiaries.

(x) MortgageIT has incurred no liability for any Taxes under Sections 1374, 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337-6 (or any provision of similar effect) including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. No event has occurred, and no condition or circumstance exists (including the current holding by MortgageIT or any MortgageIT Subsidiary of any asset the disposition of which would be subject to provisions of this Section 5.03(p)(x)) which presents a risk that any Tax described in the preceding sentence will be imposed on MortgageIT or any MortgageIT Subsidiary.

(xi) MortgageIT (i) has operated since August 4, 2004 to the date hereof, and will continue to operate in such a manner as to permit it to qualify as a REIT within the meaning of Section 856 of the Code through the Effective Time, and (ii) has not taken (or failed to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT and no challenge to MortgageIT’s qualification as a REIT is pending or to MortgageIT’s knowledge, is or has been threatened. Each direct or indirect MortgageIT Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by MortgageIT (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation under Section 7704(a) of the Code, and (B) not owned any assets (including securities) that would cause MortgageIT to violate Section 856(c)(4) of the Code. Each MortgageIT Subsidiary which is a corporation, and each other issuer of securities in which MortgageIT holds securities (within the meaning of Section 856(c) of the Code but excluding securities of issuers described in Section 856(m) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer has since its acquisition by MortgageIT been a REIT, a qualified REIT subsidiary of MortgageIT under Section 856(i) of the Code, or a taxable REIT subsidiary of MortgageIT under Section 856(l) of the Code. Section 5.03 of MortgageIT’s Disclosure Schedule lists all the MortgageIT Subsidiaries which are (i) “taxable REIT subsidiaries” within the meaning of Section 856(l) of the Code or (ii) “qualified REIT subsidiaries” within the meaning of Section 856(i) of the Code.

(xii) Neither MortgageIT nor any MortgageIT Subsidiary has (A) agreed to make nor is it required to make any adjustment under Section 481(a) of the

Code by reason of a change in accounting method or otherwise; or (B) distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. Neither MortgageIT nor any of the MortgageIT Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Section 1031 or 1033 of the Code in which MortgageIT or any of its Subsidiaries, as the case may be, has yet to acquire a replacement property.

(xiii) Schedule 5.03(p)(xiii) of MortgageIT’s Disclosure Schedule sets forth (i) a true, accurate and complete list of the net operating loss carryforwards, capital loss carryforwards and other similar tax attributes (collectively, the “Tax Attributes”) of MortgageIT and any of its Subsidiaries; (ii) the taxable years of expiration of any of the Tax Attributes and (iii) any limitation on the utilization of any of the Tax Attributes (including under Section 382 of the Code).

(xiv) MortgageIT does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Section 857 of the Code. To its knowledge, MortgageIT (A) is a “domestically controlled REIT” within the meaning of Section 897(h) of the Code and (B) has not been at any time a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code.

(xv) Neither MortgageIT nor any MortgageIT Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(q) Risk Management Instruments. (i) All Derivative Contracts whether entered into for the account of MortgageIT or any of its Subsidiaries or for the account of a customer of MortgageIT or any of its Subsidiaries, were entered into in the ordinary course of businesses consistent with past practice and in accordance with applicable rules, regulations and policies of all applicable Governmental Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MortgageIT or one of its Subsidiaries and, to the knowledge of MortgageIT, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) MortgageIT or its Subsidiaries and, to the knowledge of MortgageIT, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to MortgageIT’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(r) Loans; Nonperforming Assets.

(i) Each Loan on the books and records of MortgageIT and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending and servicing standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of MortgageIT, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Each Loan sold by MortgageIT and its Subsidiaries was made in all material respects in accordance with the customary lending standards in the ordinary course of business and, as of the date each Loan was sold, was evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of MortgageIT, constituted the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(iii) MortgageIT has Previously Disclosed as to MortgageIT and each MortgageIT Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to MortgageIT’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest (using the Mortgage Bankers Association’s calculation of delinquency), or to MortgageIT’s knowledge, in default of any other material provision thereof; and (B) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof.

(iv) The information set forth in each Mortgage Loan Tape is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape. For purposes of this Section 5.03(r), “Mortgage Loan Tapes” means all mortgage loan tapes delivered to Acquiror by MortgageIT or its representatives prior to the date hereof in connection with the Transaction.

(s) Properties. Except for OREO, neither MortgageIT nor any of its Subsidiaries owns any real property. All real and personal property (including Intellectual Property) owned or leased by MortgageIT or a Subsidiary of MortgageIT or presently used by any of them in their respective business is sufficient to carry on its business in the ordinary and usual course consistent with past practice. MortgageIT and its Subsidiaries have good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, reflected on the consolidated balance sheet of MortgageIT as of March 31, 2006 included in MortgageIT’s Securities Documents or acquired after such date, other than properties sold by MortgageIT or its Subsidiaries in the ordinary and usual course consistent with past practice, except for (i) Liens for current taxes and assessments not yet due or payable, (ii) immaterial Liens and (iii) as reflected on the consolidated balance sheet of MortgageIT as of March 31, 2006 included in MortgageIT’s Securities Documents. All real and personal property which is material to MortgageIT’s business on a consolidated basis and leased or licensed by MortgageIT or a Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. MortgageIT and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use all material Intellectual Property, all of which have been Previously Disclosed by MortgageIT. None of MortgageIT nor any of

its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others and the conduct of MortgageIT and its Subsidiaries does not infringe or otherwise violate any third party’s intellectual property rights. To MortgageIT’s knowledge, no third party has materially infringed or otherwise violated any Intellectual Property right of MortgageIT or any of its Subsidiaries. There are no pending claims against any third party with respect to any material infringement or other violation of any Intellectual Property right of MortgageIT or any of its Subsidiaries. MortgageIT and each of its Subsidiaries has performed in all material respects all the obligations required to be performed by them with respect to Intellectual Property and are not in default under any contract, agreement, arrangement or commitment relating to Intellectual Property. All Intellectual Property registrations and applications owned by MortgageIT and its Subsidiaries are valid and subsisting.

(u) Books and Records. The books and records of MortgageIT and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of MortgageIT and such Subsidiaries.

(v) Insurance. MortgageIT has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by MortgageIT and its Subsidiaries (“Insurance Policies”). MortgageIT and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MortgageIT reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; MortgageIT and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(w) Allowance For Loan Losses. MortgageIT’s allowance for loan losses is in compliance with MortgageIT’s methodology at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and the Financial Accounting Standards Board and is adequate under all such standards.

(x) Investment Companies and Investment Advisers.

(i) Neither MortgageIT nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.

(ii) Neither MortgageIT nor any Subsidiary of MortgageIT is required to register as an “investment adviser” with the SEC under the Investment Advisers Act or with any Governmental Authority under any state law or regulation.

(y) Required Vote; Anti-takeover Provisions.

(i) The affirmative vote of the holders of at least a majority of all votes entitled to be cast by MortgageIT stockholders is necessary to approve this Agreement and the Transaction on behalf of MortgageIT. No other vote of the stockholders of MortgageIT is required by law.

(ii) Based on the representation and warranty of Acquiror contained in Section 5.04(g), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (including, but not limited to, the provisions of Subtitles 6 and 7 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland) is applicable to this Agreement or the Transaction.

(iii) The stockholders of MortgageIT are not entitled to appraisal, dissenters or other similar rights under the MGCL.

(z) Fairness Opinion. The MortgageIT Board has received the opinion of Lehman Brothers Inc. to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of MortgageIT Common Stock. As of the date of this Agreement, such opinion has not been modified or withdrawn and MortgageIT is authorized to include the foregoing opinion in the Proxy Statement.

(aa) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Acquiror. Subject to Sections 5.01 and 5.02, Acquiror hereby represents and warrants to MortgageIT as follows:

(a) Organization, Standing and Authority. Acquiror is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing has not had or is not reasonably likely to have Material Adverse Effect with respect to Acquiror. Acquiror has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power. Acquiror has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Acquiror has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Agreement and Plan of Merger and Liquidation and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities. Upon the consummation of the Transaction, neither Acquiror nor Holdco will qualify as a REIT.

(c) Corporate Authority. This Agreement, the Agreement and Plan of Merger and Liquidation and the Transaction have been authorized by all necessary corporate action of Acquiror on or prior to the date hereof. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by MortgageIT, this Agreement is a valid and legally binding agreement of Acquiror enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by Acquiror of this Agreement, the Agreement and Plan of Merger and Liquidation, or to consummate the Transaction, except for (A) filings of change of control applications or notices with, and approvals or waivers by, Governmental Authorities, as required, (B) the filings required under the Exchange Act, and (C) the filing of Articles of Merger with the Maryland Department of Assessments and Taxation with respect to the Merger and the merger contemplated by the Agreement and Plan of Merger and Liquidation. As of the date hereof, Acquiror is not aware of any reason why the approvals or waivers set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Agreement and Plan of Merger and Liquidation by Acquiror and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination or loss of a material benefit under, (i) any law, rule or regulation or any judgment, decree, order, memorandum of understanding, commitment letter, extraordinary supervisory letter, governmental permit or license, or (ii) agreement, indenture or instrument of Acquiror or of any of its Subsidiaries or to which Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Acquiror or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, memorandum of understanding, commitment letter, extraordinary supervisory letter, governmental permit or license, agreement, indenture or instrument other than, in the case of clause (A)(ii), any such breach, violation, default, Lien, remedy or right that has not or would not be reasonably likely to have a Material Adverse Effect with respect to Acquiror.

(e) Material Adverse Effect. Since March 31, 2006, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Acquiror.

(f) Litigation. No litigation, investigation, claim or other proceeding before any arbitrator, court or Governmental Authority is pending against Acquiror or any of its Subsidiaries and, to Acquiror’s knowledge, no such litigation, investigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, investigation, claim or other proceeding before any arbitrator, court or Governmental

Authority, except for such litigation, investigation, claim or other proceeding which in the good faith judgment of Acquiror will not have a Material Adverse Effect with respect to Acquiror. Neither Acquiror nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

(g) Ownership of MortgageIT Common Stock. Neither Acquiror nor any of its Subsidiaries, or to Acquiror’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, more than 5.0% of the outstanding shares of MortgageIT Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(h) Financial Ability. Acquiror has and will continue to have all funds necessary to consummate the Transaction and pay the aggregate Merger Consideration to holders of MortgageIT Common Stock pursuant to Section 3.01 hereof.

(i) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

5.05 Representations and Warranties of Holdco and Merger Subsidiary. Subject to Section 5.01, each of Holdco and Merger Subsidiary hereby represents and warrants to MortgageIT as follows:

(a) Organization, Standing and Authority. Each of Holdco and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Subsidiary is a wholly-owned Subsidiary of Holdco. Holdco is a wholly-owned subsidiary of Acquiror.

(b) Corporate Power. Each of Holdco and Merger Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority. This Agreement and the Merger have been authorized by all necessary corporate action of each of Holdco and Merger Subsidiary and the Board of Directors of each of Holdco and Merger Subsidiary on or prior to the date hereof. Each of Holdco and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by MortgageIT, this Agreement is a valid and legally binding obligation of each of Holdco and Merger Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) No Business Activities. Neither Holdco nor Merger Subsidiary has conducted any activities or operations other than in connection with the organization of Holdco and Merger Subsidiary, the negotiation and execution of this Agreement and the consummation of the Transaction. Merger Subsidiary has no Subsidiaries. Other than Merger Subsidiary, Holdco has no Subsidiaries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of MortgageIT, Holdco, Acquiror and Merger Subsidiary agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval. MortgageIT agrees to take, in accordance with applicable law and the MortgageIT Articles and the MortgageIT Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of the Merger, this Agreement and any other matters required to be approved by MortgageIT’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “MortgageIT Meeting”). Except with the prior approval of Acquiror, which shall not be unreasonably withheld, no other matters shall be submitted for the approval of the MortgageIT stockholders at the MortgageIT Meeting. The MortgageIT Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the MortgageIT Board from withholding, withdrawing, amending or modifying its recommendation if the MortgageIT Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the MortgageIT stockholders under applicable law; provided, further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.03 Proxy Statement; Regulatory Filings.

(a) MortgageIT agrees to promptly prepare and file with the SEC proxy materials which will be utilized in soliciting stockholder approval of this Agreement and the Transaction (the “Proxy Statement”) and to mail the Proxy Statement and an accompanying form of proxy to its stockholders promptly following SEC clearance of such materials or SEC’s communication that it will not be reviewing such materials. MortgageIT shall provide Acquiror a reasonable opportunity to review the Proxy Statement and any amendments or supplements thereto prior to MortgageIT’s distribution of such materials to the stockholders of MortgageIT.

(b) Each of Acquiror and MortgageIT agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to MortgageIT’s stockholders and at the time of the MortgageIT Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Acquiror and MortgageIT further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

(c) Each of Acquiror and MortgageIT shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Acquiror and MortgageIT as soon as reasonably practicable after the execution hereof. Each of Acquiror and MortgageIT shall have the right to review in advance and, to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to consummation of the Transaction.

(d) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, as applicable, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries, as applicable, to any third party or Governmental Authority.

6.04 Press Releases. MortgageIT and Acquiror shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law, court process or the rules or regulations of the New York Stock Exchange or any regulatory or self regulatory authorities. MortgageIT and Acquiror shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.05 Access; Information.

(a) MortgageIT agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Acquiror and Acquiror’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of MortgageIT and its Subsidiaries and to such other information relating to MortgageIT and its Subsidiaries as Acquiror may reasonably request. Without limiting the foregoing, MortgageIT agrees that it shall provide Acquiror and Acquiror’s officers, employees, counsel, accountants and other authorized representatives with all of the information (including Tax workpapers and Tax-related books and records) necessary, and shall make its authorized representatives available for regular consultations, in order to determine the amount of dividends or distributions required or permitted to be made to holders of MortgageIT Common Stock pursuant to Section 4.01(c) and 6.12 hereof and to determine the tax basis of the assets of MortgageIT and its Subsidiaries.

(b) Neither MortgageIT nor its Subsidiaries shall be required to provide access to, or disclose, information where such access or disclosure would jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. MortgageIT will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) The parties acknowledge that MortgageIT and Acquiror have previously executed a letter dated May 23, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Acquiror will hold any “Evaluation Materials” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(d) The parties agree that all non-public, proprietary or confidential information relating to Acquiror and any of its affiliates that has been disclosed to MortgageIT or its representatives by Acquiror or its representatives will be held in confidence by MortgageIT to the same extent as Acquiror is obligated to hold in confidence “Evaluation Materials” pursuant to the Confidentiality Agreement.

6.06 Acquisition Proposals. MortgageIT agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. MortgageIT shall immediately cease any discussions or negotiations existing as of the date hereof with any third party relating to any proposed Acquisition Proposal, and shall request that all confidential information furnished on behalf of MortgageIT to any such Persons be returned. MortgageIT further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent MortgageIT or the MortgageIT Board from (A) complying with its disclosure obligations under federal or state law; (B) prior to the MortgageIT Meeting, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the MortgageIT Board receives from the Person so requesting such information an executed confidentiality agreement on terms no less favorable to MortgageIT than the Confidentiality Agreement; (C) prior to the MortgageIT Meeting, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) prior to the MortgageIT Meeting, recommending such an Acquisition Proposal to the stockholders of MortgageIT, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) MortgageIT is not in violation of the terms of this Section 6.06, (ii) the MortgageIT Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (iii) the MortgageIT Board determines in good faith (after consultation with its financial advisor), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such Acquisition Proposal, (x) if accepted, is reasonably likely to be consummated on the terms proposed and is not subject to any financing contingencies, and (y) would, if consummated, result in a transaction more favorable to MortgageIT’s stockholders from a financial point of view than the Merger. An Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “10%” shall be replaced with “50%”) which is received and considered by the MortgageIT Board in compliance with this Section 6.06 and which meets the requirements set forth in clauses (i), (ii) and (iii) of the preceding sentence is herein referred to as a “Superior Proposal.” From and after the execution of this Agreement, MortgageIT shall as promptly as reasonably practicable notify Acquiror of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers. MortgageIT shall keep Acquiror informed on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected.

6.07 Certain Policies. Prior to the Effective Date, to the extent requested by Acquiror, each of MortgageIT and its Subsidiaries shall, consistent with GAAP and the rules and regulations of the SEC, modify or change its loan, OREO, accrual, reserve, tax, litigation, hedging and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Acquiror; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 7.01(a) and (b); and further provided that in any event, no accrual or reserve made by MortgageIT or any of its Subsidiaries pursuant to this Section 6.07 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of MortgageIT or its management with any such adjustments. MortgageIT shall cooperate and shall take all action reasonably requested by Acquiror in connection with the accounting treatment of those debt and REMIC mortgage-backed securitization transactions identified by Acquiror, which shall not be effective earlier than the Closing Date.

6.08 Indemnification.

(a) From and after the Effective Time, Acquiror (the “Indemnifying Party”) agrees that all indemnification rights of each present and former director, officer and employee of MortgageIT or a MortgageIT Subsidiary, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of MortgageIT or a MortgageIT Subsidiary or is or was serving at the request of MortgageIT or a MortgageIT Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, shall survive the Transaction and shall be assumed by Acquiror and shall continue in full force and effect to the fullest extent which such Indemnified Parties would be entitled to indemnification under the MortgageIT Articles and the MortgageIT Bylaws or equivalent documents of any MortgageIT Subsidiary, or any agreement, arrangement or undertaking which has been Previously Disclosed by MortgageIT pursuant to this Section, in each case as in effect on the date hereof (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking to the extent provided therein).

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Acquiror shall cause the persons serving as directors and officers of MortgageIT and its Subsidiaries immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by MortgageIT for a period of six years after the Effective Time (provided that Acquiror may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to MortgageIT’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Acquiror be required to expend for any one year an amount in excess of 250% of the annual premium currently paid by MortgageIT for such insurance (the “Insurance Amount”), and further provided that if Acquiror is unable to maintain or obtain the insurance called for by this Section 6.08(c) as a result of the preceding provision, Acquiror shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d) If Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successor and assign of Acquiror shall assume the obligations set forth in this Section 6.08.

(e) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by each of the Indemnified Parties and their respective heirs and representatives.

6.09 Benefit Plans and Employment Matters.

(a) As soon as administratively practicable after the Effective Time, Acquiror shall take all reasonable action so that employees of MortgageIT and its Subsidiaries as of the Effective Time who remain employed by Acquiror or its Subsidiaries (“Continuing Employees”) shall be entitled to participate in (i) each employee benefit plan, program or arrangement of Acquiror of general applicability (the “Acquiror Benefit Plans”) to the same extent as similarly-situated employees of Acquiror and its Subsidiaries or (ii) employee benefit plans, programs or arrangements established by Acquiror for the benefit of Continuing Employees (“New Benefit Plans”), provided the terms and conditions of such New Benefit Plans shall be substantially similar in the aggregate to those corresponding Benefit Plans of MortgageIT (it being understood that inclusion of Continuing Employees in the Acquiror Benefit Plans or the New Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of MortgageIT and its Subsidiaries until such employees are permitted to participate in either the Acquiror Benefit Plans or the New Benefit Plans. Acquiror shall cause each Acquiror Benefit Plans or New Benefit Plans in which such employees of MortgageIT and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Acquiror Benefit Plans or New Benefit Plans, the service of such employees with MortgageIT and its Subsidiaries to the same extent as such service was credited for such purpose by MortgageIT. Except for the commitment to continue those Benefit Plans of MortgageIT and its Subsidiaries that correspond to Acquiror Benefit Plans until employees of MortgageIT and its Subsidiaries are included in such Acquiror Benefit Plans or the New Benefit Plans, nothing herein shall limit the ability of Acquiror to amend or terminate any of MortgageIT’s Benefit Plans in accordance with their terms at any time.

(b) At and following the Effective Time, Acquiror shall honor, and shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees and directors of MortgageIT and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of MortgageIT and its Subsidiaries which are Previously Disclosed.

(c) At such time as employees of MortgageIT and its Subsidiaries become eligible to participate in a medical, dental or health plan of Acquiror or its Subsidiaries, Acquiror shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions would otherwise apply to employees covered under the applicable medical, health or dental plans of Acquiror or its Subsidiaries, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) A Continuing Employee (excluding any Continuing Employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments and excluding any Continuing Employee who is employed in a loan production personnel position) whose employment is terminated following the Effective Time shall be entitled to receive severance payments and benefits pursuant to the terms of the Acquiror Severance Policy as in effect as of the date hereof and as it may be generally amended from time to time, a copy of which is set forth as Exhibit A hereto.

(e) Acquiror and Holdco shall take all necessary action to effectuate the arrangements set forth in Section 6.09(e) of MortgageIT’s Disclosure Schedule.

(f) Acquiror and MortgageIT shall reasonably cooperate with each other between the date of this Agreement and the Closing Date to effectuate the transactions contemplated in this Section 6.09 and provide for a smooth transition, including mutual agreement with respect to all communications to employees of MortgageIT and its Subsidiaries with respect to the transactions contemplated by this Agreement during such period.

(g) Within 10 Business Days prior to the Closing Date, MortgageIT shall deliver to Acquiror a list of the names, titles, base salaries and the amount of the prior year’s bonus of each person who is an employee of MortgageIT or any of its Subsidiaries as of such date.

(h) MortgageIT shall cooperate in providing access to employees of MortgageIT or any of its Subsidiaries as reasonably requested by Acquiror for the purpose of complying with Acquiror’s employment policies.

6.10 Notification of Certain Matters. Each of MortgageIT and Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.11 Assumption of Indenture Obligations. In connection with the Merger, Acquiror and Holdco acknowledge that the indentures contemplate the execution of such supplemental indentures and provision of such documents including, without limitation, legal opinions, as are reasonably required upon a merger or consolidation of MortgageIT under the indentures, trust agreements, guarantee agreements and other agreements entered into by MortgageIT or any of its Subsidiaries in connection with the issuance of debentures and capital securities by MortgageIT and its Subsidiaries, including MortgageIT Capital Trust I, MortgageIT Capital Trust II and MortgageIT Capital Trust III.

6.12 Final Dividend.

(a) Notwithstanding anything to the contrary in this Agreement, and to the extent necessary for MortgageIT to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of MortgageIT beginning on January 1, 2006 and, if applicable, the preceding taxable year (and to allow MortgageIT to distribute 100% of its “real estate investment trust taxable income” (as such term is used in Section 857(a) of the Code and taking into account any dividends previously paid during the tax year that give rise to a dividends-paid deduction for such tax year, but before reduction for the dividend contemplated by this Section 6.12(a)) and to eliminate any of the earnings and profits of MortgageIT through the Effective Date in order to avoid the payment of any tax with respect to undistributed income or gain and to ensure that no amounts will be included in the income of Acquiror pursuant to the Liquidation), MortgageIT shall declare a dividend to holders of MortgageIT Common Stock, the record date for which shall precede the Closing Date, in an amount equal to the minimum dividend sufficient to permit MortgageIT to satisfy such requirements. The amount and timing of any dividends payable hereunder to holders of MortgageIT Common Stock shall be as determined in Section 6.12(b) and in all events shall be paid prior to the Closing Date.

(b) MortgageIT and Acquiror (and their authorized representatives) shall consult in good faith with respect to the timing and amount of any dividends or distributions to be made to the holders of MortgageIT Common Stock pursuant to Section 6.12(a), which timing and amount shall be subject to the prior written consent of Acquiror (which consent shall not be unreasonably withheld).

6.13 Certain Tax Matters.

(a) MortgageIT shall take all actions, and refrain from taking all actions, as are necessary to ensure that MortgageIT will qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year beginning on January 1, 2006. During the period from the date of this Agreement to the Effective Time, MortgageIT shall, and shall cause each MortgageIT Subsidiary, to facilitate all reasonable requests of the Acquiror with respect to maintenance of MortgageIT’s REIT status for MortgageIT’s tax year beginning on January 1, 2006.

(b) MortgageIT shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for MortgageIT and each MortgageIT Subsidiary required to be filed on or prior to the Closing Date, including applicable extensions. Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of MortgageIT (except as may be required under applicable Tax law). MortgageIT shall duly and timely pay in full all Taxes shown as due on such Tax Returns. MortgageIT shall provide to the Acquiror copies of such Tax Returns that are to be filed on or prior to the Closing Date at least 10 Business Days prior to the due date of such Tax Returns (including applicable extensions). MortgageIT shall accept any and all reasonable comments of the Acquiror with respect to such Tax Returns.

6.14 Net Worth Certificate. Within 30 calendar days following the end of each calendar month commencing with the month of July 2006, MortgageIT shall deliver to Acquiror a certificate duly executed by MortgageIT’s Chief Financial Officer certifying as to the calculation of MortgageIT’s Net Worth as of the last day of such preceding calendar month, together with reasonable supporting documentation of such calculation. With respect to each certificate delivered to Acquiror pursuant to this Section 6.14, MortgageIT shall provide Acquiror and its accountants and other authorized representatives access to all information, books and records required or used by MortgageIT or its advisors to prepare such certificate.

6.15 Mortgage Loans. From the date hereof until the Effective Time, MortgageIT will permit the Acquiror to bid for all bulk sales of Loans by MortgageIT or its Subsidiaries to third parties (other than to MortgageIT) and will sell any such Loans to Acquiror to the extent Acquiror’s bid is on the same or better terms (including price) as the best third party bid.

6.16 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, MortgageIT shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party and which relates to the confidentiality of information regarding MortgageIT or its Subsidiaries or which relates to securities of MortgageIT. During such period, MortgageIT shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of MortgageIT Common Stock.

(b) Regulatory Approvals. All regulatory approvals or waivers required to consummate the Transaction (including change of control approvals from Governmental Authorities) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, provided, that in respect of MortgageIT, the foregoing condition shall be deemed satisfied unless the failure to obtain any such regulatory approvals and waivers and/or the failure of all waiting periods in respect thereof to expire would reasonably be expected to have a Material Adverse Effect with respect to MortgageIT.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

7.02 Conditions to Obligation of MortgageIT. The obligation of MortgageIT to consummate the Merger is also subject to the fulfillment or written waiver by MortgageIT prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror, Holdco and Merger Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except for such failures to be true and correct (without regard to Material Adverse Effect, materiality or knowledge qualifications set forth in any such representation or warranty) that would not reasonably be expected to have a Material Adverse Effect with respect to Acquiror, and MortgageIT shall have received a certificate, dated the Effective Date, signed on behalf of Acquiror, Holdco and Merger Subsidiary by two authorized officers of Acquiror, Holdco and Merger Subsidiary to such effect.

(b) Performance of Obligations of Acquiror, Holdco and Merger Subsidiary. Acquiror, Holdco and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and MortgageIT shall have received a certificate, dated the Effective Date, signed on behalf of Acquiror, Holdco and Merger Subsidiary by two authorized officers of Acquiror, Holdco and Merger Subsidiary to such effect.

(c) Other Actions. Acquiror, Holdco and Merger Subsidiary shall have furnished MortgageIT with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as MortgageIT may reasonably request.

7.03 Conditions to Obligation of Acquiror. The obligation of Acquiror to consummate the Merger is also subject to the fulfillment or written waiver by Acquiror prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of MortgageIT set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except for such failures to be true and correct (without regard to Material Adverse Effect, materiality or knowledge qualifications set forth in any such representation or warranty) that would not reasonably be expected to have a Material Adverse Effect with respect to MortgageIT, provided, however, that notwithstanding the foregoing, the representations set forth in Section 5.03(b), 5.03(e), 5.03(y) and 5.03(z) shall be true and correct in all material respects, and Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of MortgageIT by the Chief Executive Officer and the Chief Financial Officer of MortgageIT to such effect.

(b) Performance of Obligations of MortgageIT. MortgageIT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of MortgageIT by the Chief Executive Officer and the Chief Financial Officer of MortgageIT to such effect.

(c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to MortgageIT.

(d) Regulatory Matters. No condition or requirement has been imposed by one or more Governmental Authorities in connection with any required approval by them of the Merger or the other transactions contemplated by this Agreement that requires MortgageIT or any of its Subsidiaries to be operated in a manner that would have a Material Adverse Effect with respect to MortgageIT.

(e) Other Actions. MortgageIT shall have furnished Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Acquiror may reasonably request.

7.04 Frustration of Closing Conditions. Neither Acquiror nor MortgageIT may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Acquiror and MortgageIT.

(b) Breach. At any time prior to the Effective Time, provided that the terminating party (or if Acquiror is the terminating party, Merger Subsidiary) is not then in material breach of any representation, warranty, covenant or agreement contained therein, by Acquiror or MortgageIT, in the event of: (i) a breach by Acquiror, Holdco or Merger Subsidiary on the one hand or MortgageIT on the other hand, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Acquiror, Holdco or Merger Subsidiary on the one hand or MortgageIT on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a failure of any of the conditions set forth in Article VII to be satisfied.

(c) Delay. At any time prior to the Effective Time, by Acquiror or MortgageIT, in the event that the Merger is not consummated by the nine month anniversary of the date hereof, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party (or Holdco or Merger Subsidiary, in the case of Acquiror), set forth in this Agreement or (ii) any of the Shareholders (if MortgageIT is the party seeking to terminate) to perform or observe their respective obligations under the relevant Shareholder Agreement.

(d) No Regulatory Approval. By Acquiror or MortgageIT, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party (or Holdco or Merger Subsidiary, in the case of Acquiror) set forth herein; provided, further, that MortgageIT shall not have the right to terminate the Agreement pursuant to this Section 8.01(d) until Acquiror has not confirmed to MortgageIT Acquiror’s willingness to waive the receipt of such approval of a Governmental Authority.

(e) No Shareholder Approval. By either Acquiror or MortgageIT, if any approval of the stockholders of MortgageIT contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the MortgageIT Meeting or at any adjournment or postponement thereof.

(f) Failure to Recommend. At any time prior to MortgageIT Meeting, by Acquiror if (i) MortgageIT shall have breached Section 6.06 in any respect materially adverse to Acquiror, (ii) the MortgageIT Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquiror or (iii) MortgageIT shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the MortgageIT Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers. By Acquiror if a tender offer or exchange offer for 20% or more of the outstanding shares of MortgageIT Common Stock is commenced (other than by Acquiror or a Subsidiary thereof), and the MortgageIT Board recommends that the stockholders of MortgageIT tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal. At any time prior to the MortgageIT Meeting, by MortgageIT in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by MortgageIT and the MortgageIT Board in compliance with Section 6.06 hereof, provided, however, that this Agreement may be terminated by MortgageIT pursuant to this Section 8.01(h) only after the fifth Business Day following MortgageIT’s provision of written notice to Acquiror advising Acquiror that the MortgageIT Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Acquiror does not, in its sole discretion, make an offer to MortgageIT that the MortgageIT Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder, except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In recognition of the efforts, expenses and other opportunities foregone by Acquiror while structuring and pursuing the Merger, the parties hereto agree that MortgageIT shall pay Acquiror the sum of $12.9 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated (x) by Acquiror pursuant to Section 8.01(f) or (g), payment shall be made to Acquiror on the second Business Day following the termination of this Agreement or (y) by MortgageIT pursuant to Section 8.01(h), payment shall be made to Acquiror concurrently with, and as a condition to the effectiveness of, such termination of this Agreement; or

(ii) if (x) this Agreement is terminated (A) by Acquiror pursuant to Section 8.01(b), (B) by either Acquiror or MortgageIT pursuant to Section 8.01(c) and at the time of such termination no vote of MortgageIT stockholders contemplated by this Agreement at the MortgageIT Meeting shall have occurred or (C) by either Acquiror or MortgageIT pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of MortgageIT or the MortgageIT Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of MortgageIT contemplated by this Agreement at the MortgageIT Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 12 months after such termination MortgageIT enters into an agreement with respect to a Control Transaction (as defined below) or consummates a Control Transaction, then MortgageIT shall pay to Acquiror the Termination Fee on the date of execution of such agreement or consummation of a Control Transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 12 months after such termination of this Agreement, the Termination Fee shall be payable by MortgageIT to Acquiror only upon consummation of a Control Transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 12 months after termination of this Agreement. As used in this Section 8.02(b)(ii), a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any related series of transactions of a majority of the voting power of the outstanding securities of MortgageIT or substantially all of the consolidated assets of MortgageIT.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Acquiror.

(c) MortgageIT and Acquiror agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Acquiror would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by MortgageIT. If MortgageIT fails to pay Acquiror the amounts due under paragraph (b) above within the time periods specified therein, MortgageIT shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror in connection with any action in which Acquiror prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(c), 6.05(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person including, without limitation, any stockholder or former stockholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the MortgageIT Meeting no amendment shall be made which by law requires further approval by the stockholders of MortgageIT without obtaining such approval. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Except as otherwise provided in Section 8.02 hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, facsimiled (with confirmation) or mailed by registered, certified mail (return receipt requested) or overnight mail (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to MortgageIT to:

MortgageIT Holdings, Inc.

33 Maiden Lane

New York, NY 10038

Attention: Doug W. Naidus, Chairman

                  and Chief Executive Officer

Fax: (212) 363-5952

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention: Norman B. Antin, Esq.

                 Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

If to Acquiror, Holdco or Merger Subsidiary to:

Deutsche Bank AG

60 Wall Street

New York, NY 10005

Attention: Bernd Amlung, Head of Corporate Development and Corporate

                  Investments Americas

Fax: (212) 797-5563

and

DB Structured Products, Inc.

60 Wall Street

New York, NY 10005

Attention: Michael Commaroto, President and Chief Executive Officer

Fax: (212) 797-2013

and

Deutsche Bank AG

60 Wall Street

New York, NY 10005

Attention: General Counsel, Americas

Fax: (212) 797-4569

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Eric J. Friedman, Esq.

Fax: (212) 735-2000

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Agreement and Plan of Merger and Liquidation, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement and Plan of Merger and Liquidation, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Acquiror’s obligations under Section 6.08 hereof, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on MortgageIT or Acquiror, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, provided that to the extent the conditions of Section 9.12(i), (ii) and (iii) below are satisfied, such consent shall not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Acquiror may at any time modify the structure of the acquisition of MortgageIT set forth herein, subject to the prior written consent of MortgageIT, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of MortgageIT Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities and (iii) such modification will not materially delay or jeopardize the consummation of the Transaction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

DB STRUCTURED PRODUCTS, INC.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President

By:	/s/ Joy E. Margolies
Name:	Joy E. Margolies
Title:	Director

TITAN HOLDINGS CORP.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President

By:	/s/ Joy E. Margolies
Name:	Joy E. Margolies
Title:	Vice President

TITAN ACQUISITION CORP.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President

By:	/s/ Joy E. Margolies
Name:	Joy E. Margolies
Title:	Vice President

MORTGAGEIT HOLDINGS, INC.

By:	/s/ Doug W. Naidus
Name:	Doug W. Naidus
Title:	Chairman and Chief Executive Officer

By:	/s/ Andy Occhino
Name:	Andy Occhino
Title:	General Counsel and Secretary

ANNEX A

FORM OF

AGREEMENT AND PLAN OF MERGER AND LIQUIDATION OF

MORTGAGEIT HOLDINGS, INC.

BY TITAN HOLDINGS CORP.

AGREEMENT AND PLAN OF MERGER AND LIQUIDATION (this “Agreement”) agreed to this          day of                      2006, between TITAN HOLDINGS CORP., a Maryland corporation (“Holdco”), and MORTGAGEIT HOLDINGS, INC., a Maryland corporation (“MortgageIT”).

WHEREAS, Holdco owns all of the issued and outstanding capital stock of MortgageIT;

WHEREAS, Holdco wishes to approve, authorize, and consent to (i) the merger of MortgageIT with and into Holdco pursuant to the Maryland General Corporation Law (the “MCGL”) and (ii) by virtue of the Merger, the voluntary liquidation of MortgageIT in accordance with Section 332 of the Internal Revenue Code of 1986, as amended (“Code”), in connection with the consummation of the transactions contemplated by the related Agreement and Plan of Reorganization, dated as of July 11, 2006, among DB Structured Products, Inc. (the “Acquiror”), Holdco, Titan Acquisition Corp., a Maryland corporation (“Merger Subsidiary”), and MortgageIT (“Plan of Merger”); and

WHEREAS, Merger Subsidiary, a former subsidiary of Holdco, previously merged with and into MortgageIT pursuant to the Plan of Merger.

NOW, THEREFORE, the parties hereto agree as follows:

1. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date (as defined below), MortgageIT shall merge with and into Holdco (the “Merger”), the separate corporate existence of MortgageIT shall cease and Holdco shall survive and continue to exist as a Maryland corporation (Holdco, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

2. The name of the Surviving Corporation shall be changed to “MortgageIT Holdings, Inc.”

3. The charter and bylaws of the Surviving Corporation immediately after the Merger shall remain the Holdco Charter (“Holdco Charter”) and the Holdco Bylaws as in effect immediately prior to the Merger, except that the Holdco Charter shall be amended by the Articles of Merger referred to in Section 7 hereof to implement the foregoing name change.

4. The directors of the Surviving Corporation immediately after the Merger shall remain the directors of Holdco immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall remain the executive officers of Holdco immediately prior to the Merger.

5. The authorized capital stock of the Surviving Corporation shall be unchanged by the Merger.

6. At the Effective Time, the effect of the Merger shall be as provided in accordance with the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of MortgageIT shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of MortgageIT shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

7. The parties shall cause Articles of Merger to be filed with the Maryland Department of Assessments and Taxation pursuant to the MGCL on the Effective Date. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

8. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of MortgageIT’s common stock, each share of MortgageIT’s common stock owned by Holdco or its affiliates shall be converted into and become one share of common stock of the Surviving Corporation.

9. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Holdco’s common stock, each share of Holdco’s common stock owned by Acquiror or its affiliates shall be converted into and become one share of common stock of the Surviving Corporation.

10. The boards of directors of MortgageIT and Holdco approved and authorized the merger and liquidation of MortgageIT.

11. The parties agree that the Merger and this Agreement shall be deemed a plan of liquidation in accordance with the provisions of Section 332 of the Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Liquidation to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:	TITAN HOLDINGS CORPORATION

By:

By:

Attest:	MORTGAGEIT HOLDINGS, INC.

By:

ANNEX B

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of July 11, 2006, among                     , a shareholder (“Shareholder”) of MortgageIT Holdings, Inc., a Maryland corporation (“MortgageIT”), and DB Structured Products, Inc., a Delaware corporation (“Acquiror”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Acquiror, Titan Holdings Corporation, a Maryland corporation, Titan Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Acquiror (“Merger Subsidiary”), and MortgageIT are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Subsidiary will merge with and into MortgageIT on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of MortgageIT Common Stock will be converted into cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of MortgageIT Common Stock identified on Exhibit I hereto (such shares, together with all shares of MortgageIT Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Acquiror to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of MortgageIT and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of MortgageIT, or in connection with any written consent of the stockholders of MortgageIT, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; and (y) against any Acquisition Proposal.

2. Transfer of Shares.

A. Transferee of Shares to be Bound by this Agreement. Shareholder hereby agrees that prior to the MortgageIT Meeting, Shareholder shall not sell, transfer or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) unless each person to which any of such Shares (or any securities convertible into or exercisable or exchangeable for Shares) is so transferred has agreed in writing to hold such Shares (or any securities convertible into or exercisable or exchangeable for Shares) subject to the terms and conditions of this Agreement and to perform all of the Shareholder’s obligations hereunder with respect to such Shares.

B. Transfer of Voting Rights. Shareholder hereby agrees Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Acquiror as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Acquiror if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Acquiror will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Acquiror may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Acquiror’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Acquiror shall have the right to inform any third party that Acquiror reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Acquiror hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Acquiror set forth in this Agreement may give rise to claims by Acquiror against such third party.

5. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of such Section prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by facsimile or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror:

DB Structured Products, Inc.

60 Wall Street

New York, NY 10005

Attention: Michael Commaroto, President and Chief Executive Officer

Fax: (212) 797-2013

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Eric J. Friedman, Esq.

Fax: (212) 735-2000

If to Shareholder:

________________________

________________________

________________________

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention: Norman B. Antin, Esq.

      Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

8. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of MortgageIT, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of MortgageIT or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of MortgageIT.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maryland, without reference to its conflicts of law principles.

9. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

DB STRUCTURED PRODUCTS, INC.

By:
Name:
Title:	President and Chief Executive Officer

By:
Name:
Title:

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of MortgageIT Common Stock Beneficially Owned (exclusive of unexercised stock options)	Options on MortgageIT Common Stock